.

FOR IMMEDIATE RELEASE

Contact:	Martha Fleming
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION ELECTS TWO NEW DIRECTORS OF COMPANY AND BANK

Atlanta, GA (February 15, 2018) - Fidelity Southern Corporation (NASDAQ: LION) announced the election of Rodney D. Bullard and Gloria O’Neal to its Board of Directors, and to the Board of Fidelity Bank.

Mr. Bullard is Vice President of Community Affairs, Chick-fil-A, Inc. and Executive Director of Chick-fil-A Foundation. In addition to his Chick-fil-A, Inc. experience, he was Assistant United States Attorney for the Northern District of Georgia, and Legislative Liaison Counsel in the Office of the Secretary of the Air Force, and was also a White House Fellow in Washington, DC. Previously he was Chief of Military Justice at the Office of the Staff Judge Advocate. He received a MBA from Terry College of Business, University of Georgia, and a Juris Doctor degree from Duke University Law School, and a BS in Legal Studies at The Air Force Academy in Colorado. He is a native of DeKalb County, where Fidelity Bank was founded in 1974.

Ms. O’Neal is a community activist and former Fidelity Bank Risk Control Executive until 2014. She has far-reaching community experience. She served in the Decatur/DeKalb Business and Professional Women’s Association, and in Senior Connections. She was a board member of Rotary and served as the Club’s Secretary and Treasurer, and was a Court Appointed Special Advocate for DeKalb County. She serves on the Board of Dahlonega Baptist Church, is Treasurer of the Weekday Preschool in Dahlonega, GA, and is a member of Women’s Missionary Union (WMU) that serves not only the local community but internationally. Additionally, her experience at First Atlanta and at Fidelity Bank, where she was Internal Auditor, Operations Manager, and Executive Vice President & Chief Risk Officer gives her an acute understanding of banking. She attended Georgia State and risk management and audit-related continuing education courses.

James B. Miller, Jr., Chairman of Fidelity Southern Corporation, and Palmer Proctor, Jr., President, issued a joint statement: “We are honored to welcome Rodney and Gloria to our Boards. Their experience, strong ethics, and financial acumen will contribute greatly to Fidelity. We look forward to their guidance and to benefiting from their insight as we continue to grow Fidelity Bank and serve our communities.” For more information about our Board of Directors, please visit LionBank.com/BoardofDirectors.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. Indirect auto and mortgage loans are provided throughout the South and parts of the Midwest while SBA loans are originated nationwide. For additional information about Fidelity's products and services, please visit the website at www.FidelitySouthern.com.